Exhibit 10.13
IDEX Corporation
630 Dundee Road, Suite 400
Northbrook, IL 60062-2745
847-498-7070

PERSONAL AND CONFIDENTIAL

December 15, 2008
Mr. Brett Finley
118 Shelter Cove Lane
Mooresville, NC 28117

Dear Brett,

We are pleased to confirm our offer to you for the position of Predisdent, Pulsafeeder, a unit of IDEX Corporation. The position is situated at the Pulsafeeder office located in Rochester, New York. In this position, you will report directly to Terry Atwater, President of Water Treatment. The following terms apply to this offer:

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Your annual base salary will be $200,000, payable on a biweekly basis at the rate of $7692.30 per pay period. While we hope that you have a long and mutually beneficial relationship with Pulsafeeder and IDEX, your employment is considered at will and will not be for any fixed term or definite period and may be terminated at any time.

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You will be eligible for participation in our Management Incentive Compensation Plan (MICP), which provides annual incentive earnings opportunity based on company and personal performance. You will be placed in Salary Range 21, which means your target level of incentive compensation will be 45% of your annual base pay. This amount will be prorated for 2008 based on your starting date. The actual pay-out under the plan could be more or less than the target level and will depend on the performance of Pulsafeeder and your individual performance.

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You will be eligible for annual stock option awards typically made at the Annual Shareholders’ Meeting in the spring. The initial price at which these awards are granted will be the fair market value on the grant date. When granted, we will provide you with agreements, and ask that you sign the agreements and complete a beneficiary form.

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You will be eligible for the full range of benefits: 401(k) IDEX Savings Plan, the IDEX Defined Contribution Plan, medical and dental coverage, short-term and long-term disability coverage, life insurance, and business travel accident coverage. A ChoiceComp folder describing our flexible benefit plan is enclosed. You will be eligible for these benefits immediately upon your employment dated.

•	You are eligible for a car allowance of $900 per month plus reimbursement of gas. This car allowance will be paid to you on a biweekly basis via payroll and is subject to appropriate tax withholding.

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You will be eligible for three (3) weeks of vacation which will be prorated based on your start date for 2008. You will be eligible for the full three (3) weeks of vacation annually, effective January 1, 2009.

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Subject to approval from our Board of Directors, you will be eligible for equity grants in the form of a combination of stock options and restricted shares under the IDEX Incentive Award Plan at our annual grant in April. These annual awards are currently targeted at a value of 50% of base salary. This plan is designed to provide an incentive and reward to key employees who are in a position to make substantial contributions to the success of the company.

The initial price at which these awards are granted will be the closing price of IDEX common stock on the day of the grant date. When granted, we will provide you with a grant agreement, and ask that you sign the agreement and complete a beneficiary designation form.

Upon hire, you will be granted a stock option award of 4,000 options. These options will vest ratably at 25% each year as of the anniversary of the grant. The option price will be the closing price of IDEX common stock on the grant date. Also, upon hire, you will be granted 1,500 restricted shares of IDEX common stock that will cliff (100%) vest on the third anniversary of the grant. Unvested restricted stock is eligible to receive dividend payments.

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You will be eligible for select provisions of the IDEX moving policy during the first 12 months of your employment, including reimbursement of realtor commissions and closing costs on the sale of your current home in Mooresville, NC through our third-party home sale assistance provider under the Buyer Value Option (BVO), reimbursement of closing costs and fees involved in the purchase of a Rochester-area home, and payment of household goods moving expenses temporary living expense, and final move expenses. Your relocation will be coordinated through the IDEX approved vendor NEI Global Relocation.

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In the event that you are terminated from IDEX during your first 24 calendar months of employment in Rochester New York, without cause, you will be provided relocation benefits to cover the expense to relocate you from the Rochester, New York area back to the geographical area of Mooresville, North Carolina. You will be eligible for select provisions of the IDEX moving policy, including reimbursement of realtor commissions (up to a maximum that will be in IDEX’s sole discretion) and closing costs on the sale of your current home in Rochester, New York through our third-party home sale assistance provider under the buyer Value Option (BVO), and payment of household goods moving expenses all within the IDEX/NEI policy. Your relocation will be coordinated through the IDEX approved vendor NEI Global Relocation. This benefit is not “open-ended” and will only be available to you within six (6) months following a ‘no-cause” termination.

This offer of employment is subject to your satisfactory completion of a drug and alcohol abuse screening test, to be scheduled at a qualified laboratory, and a background screening.

At IDEX, we have a strong standard of conduct and ethics policy. Immediately upon accepting employment, you will be required to go through on-line training on this policy and will be expected to abide by it.

The company does require that all new salaried employees agree to and sign an Employee Confidentiality Information, Work Product, Non-Disclosure and Non-Solicitation Agreement. Two copies are enclosed. Please sign and return one copy and maintain the second copy for your file.

Two copies of this offer letter are enclosed. Please indicate your acceptance of this offer by signing on the line provided below and return a signed copy to me by 12:00 noon on Tuesday, December 16, 2008.

Brett, we have discussed the importance of the Pulsafeeder business to IDEX and some of the critical challenges that the team faces. We are confident that your leadership skills and experience can make a significant contribution to the success of Pulsafeeder and IDEX, and that this position can be a positive professional step for you.

Sincerely,
/s/ Terrence L. Collins
Global VP - Human Resources

/s/ Brett E. Finley		12/15/2008
Acceptance		Date
Brett E. Finley

Cc:     T. Atwater
K. Hostetler
H. Morgan
B. Buholzer

Enclosures:

•	2008 Choice Comp Benefits Booklet

•	MICP (Management Incentive Compensation Plan) Document

•	Employee Confidentiality Information, Work Product, Non-Disclosure and Non-Solicitation Agreement

IDEX Corporation
1925 West Field Court
Suite 200
Lake Forest, IL 60045-4824
United States
www.idexcorp.com

PERSONAL AND CONFIDENTIAL

February 12, 2014

Mr. Brett Finley
1221 Riverwoods Road
Lake Forest, IL 60045

Dear Brett:

In your role as Group Vice President, I am pleased to inform you of the following changes to the terms which apply to your employment with IDEX:

•	The changes are effective March 2, 2014.

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You are eligible to enroll in the Executive Long Term Disability program which provides additional income in the case of total and permanent disability. This program is fully paid by IDEX. You will be issued an individual policy that provides several additional benefits above and beyond the Group LTD plan that is in place for employees.

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In the event of a “Change in Control”, as defined in the Amended and Restated IDEX Corporation Supplemental Executive Retirement Plan, that results in your termination from service within twenty-four (24) months of the Change in Control, the Company shall be obligated to pay your base salary at the rate then in effect and your then current target annual bonus (MICP or equivalent pay) for a minimum of twenty-four (24) months following the date of termination (for a total payment of two (2) times both base salary and target annual bonus). This payment shall not be applicable in the event of your voluntary termination.

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If, in the future, your employment with IDEX Corporation is terminated, without cause (“cause” defined as willful misconduct or fraudulent behavior), IDEX will pay you up to twelve (12) months base salary at the then current monthly base rate plus your targeted annual incentive bonus in exchange for a signed release. Such benefit will not be applicable in the event of your voluntary termination.

Brett, thank you for the contributions you have made to the IDEX team. I am confident that your leadership skills can continue to make a significant contribution to the success of IDEX.

Sincerely,
/s/ Andrew Silvernail
Chief Executive Officer

/s/ Brett E. Finley		2/27/2014
Acceptance		Date
Brett E. Finley